                                                                    EXHIBIT 3.1

                       CERTIFICATE AMENDING AND RESTATING
                          CERTIFICATE OF INCORPORATION
                                  BY ACTION OF
                       BOARD OF DIRECTORS AND SHAREHOLDERS
                               (Stock Corporation)

         1.       The name of the corporation is Bolt Associates, Inc.

         2. The Certificate of Incorporation is amended and restated by the following resolutions of directors and shareholders.

                       RESOLVED, that the Certificate of Incorporation of
                  the corporation be amended and restated to read as follows:

                          Restated Certificate of Incorporation
                            Of Bolt Technology Corporation

                  1.   The name of the corporation is Bolt Technology
                  Corporation.

                  2. The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation are as follows:

                       a. To manufacture, fabricate, assemble, sell, distribute, license, export, and import and deal in all kinds and forms of scientific instruments and appliances and parts, goods, wares, merchandise and personal property of every nature, kind and description whatsoever.

                       b. To engage in any mercantile, manufacturing or trading business of any kind or character whatsoever throughout the world, and to do all things incidental to any such business.

                       c. To adopt, purchase or otherwise acquire and own, control and operate under letters patent issued by the United States or by the government of any other country whatsoever securing any invention or improvement or any license or rights under any such letters patent which may be deemed necessary, convenient, expedient or useful in the prosecution of its business and to sell such patents or patent rights, or to grant licenses or rights thereunder to others, and to sue for any infringement upon the right of said corporation.

                       d. To apply for, obtain, register, purchase, lease or otherwise acquire and to hold, use, pledge, lease, sell, assign or otherwise dispose of formulas, secret processes, distinctive marks, improvements, processes, trade names, trade marks, copyrights, patents, licenses, concessions, and the like, whether used in connection with or secured under Letters Patent of or issued by any country or authority; and to issue, exercise, develop and grant licenses in respect thereof or otherwise turn the same to account.

                       e. To purchase, or otherwise acquire, hold, own, sell, pledge, transfer, or otherwise dispose of, and to reissue or cancel the share of its own capital stock or any securities or other obligations of the corporation in the manner and to the extent now or hereafter permitted by the laws of the jurisdiction of incorporation of this corporation.

                       f. To acquire, purchase, hold, operate, develop, lease, mortgage, pledge, exchange, sell, transfer, or otherwise invest, trade, or deal in, in any manner permitted by law, real and personal property of every kind and description or any interest therein.

                       g. To borrow or raise moneys for any of the purposes of the corporation and from time to time, without limit as to amount, to draw, make, accept, endorse, guarantee, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment thereof, and of the interest thereon by mortgage on or pledge, conveyance or assignment in trust of, the whole or any part of the assets of the corporation real or personal or mixed, including contract rights, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such securities or other obligations of the corporation for its corporate purposes.

                       h. The foregoing enumerated powers shall not be in limitation of the rights, powers and privileges of this corporation, it being the intention of the corporation to exercise all the rights, powers and privileges granted to corporations under the General Laws of the State of Connecticut, which powers and privileges are not expressly prohibited thereby and to conduct in any manner whatsoever any business or businesses necessary, incidental, or connected with the foregoing enumerated purposes.

                       i. The foregoing clauses shall be construed as powers as well as objects and purposes, and the matters expressed in each clause shall, unless herein otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers and the enumeration of specific objects, purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another nor expressed, although it be of like nature.

                       j. To do everything necessary, proper, advisable, or convenient for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers herein set forth and to do every other act and thing incidental thereto or connected therewith, provided the same to be not forbidden by the laws of the jurisdiction of incorporation of this corporation.

                  3. The designation of each class of shares, the authorized number of shares of each such class with par value and the authorized number of shares of each class without par value are as follows:

                       3,600,000 shares of common stock without par value.

                  4. The terms, limitations and relative rights and preferences of each class of shares and series thereof
                  (if any), or an express grant of authority to the board of directors pursuant to Section 33-341 of the Conn. General Statues, are as follows:

                       The holders of the common stock shall be entitled to one vote for each share of common stock held by them of record.

                  5. The minimum amount of stated capital with which the corporation shall commence business is One Thousand Dollars ($1,000).

                  6.   The duration of the corporation is to be perpetual.

                  7. No shareholder shall be entitled, as a matter of right merely because he is a shareholder, to subscribe for or purchase any part of any new or additional issue of shares of any class of stock or of any other securities, including warrants or other rights to purchase, of the corporation convertible into stock of any class whatsoever, whether now or hereafter authorized, or out of shares of stock of the corporation acquired by it after issuance, and whether issued for cash, property, services or otherwise.

         3 (a)    The above resolutions merely restate and do not change the provisions of the original Certificate of Incorporation as supplemented and amended to date except the name of the corporation was amended as set forth in paragraph 1; the capital stock of the corpor-ation was changed as set forth in paragraph 3 to eliminate authority to issue preferred stock and Class A and Class B common stock and to authorize the issuance of 3,600,000 shares of common stock without par value; the terms, preferences and rights of each class of stock were limited to the common stock without par value as set forth in paragraph 4 because the previously authorized preferred stock and the Class A and Class B common stock are no longer authorized; and the other changes pertain to modifications in capitalization, the use of arabic numbers rather than designations such as FIRST, SECOND, etc. to identify paragraphs and the use of letters rather than arabic numbers to identify subparagraphs of paragraph 2 of the Certificate of Incorporation.

         (b) Other than as indicated in paragraph 3(a), there is no discrepancy between the provisions of the original Certificate of Incorporation as supplemented and amended to date, and the provisions of this Certificate Amending and Restating the Certificate of Incorporation.

         4. The above resolutions were adopted by the board of directors and by shareholders on May 21, 1981.

         5. Only the holders of shares of Class A and Class B common stock were entitled to vote as separate classes upon the above resolutions since there is no other class of stock currently outstanding:

Designation of Class,
Number of Shares Outstanding     Vote Required         Vote Favoring
and Entitled to Vote             For Adoption          Adoption
----------------------------     ------------          -------------

     48,535 Shares of Class          32,357             43,975
      A Common Stock

    485,350 Shares of Class         323,567            416,218
      B Common Stock



         Dated at Norwalk, Connecticut this 21st day of May, 1981.

                  We hereby declare, under the penalties of false statement that the statements made in the foregoing certificate are true.

                                                 /s/ Bernard Luskin
                                                 -----------------------------
                                                 Bernard Luskin
                                                 President

                                                 /s/ Gordon R. Erickson
                                                 -----------------------------
                                                 Gordon R. Erickson
                                                 Secretary

                        CERTIFICATE AMENDING THE RESTATED
                          CERTIFICATE OF INCORPORATION
                                  BY ACTION OF
                       BOARD OF DIRECTORS AND SHAREHOLDERS
                               (Stock Corporation)

1.   The name of the corporation is Bolt Technology Corporation.

2. The Restated Certificate of Incorporation is amended by the following resolution of directors and shareholders.

               RESOLVED, that paragraph 3 of the Restated Certificate of Incorporation of the corporation be amended to read in its entirety as follows:

               3. The designation of each class of shares, the authorized number of shares of each such class with par value and the authorized number of shares of each class without par value are as follows:

                  9,000,000 shares of common stock
                  without par value.

3.   (a)       The above resolution changes the provisions of the Restated
Certificate of Incorporation by increasing the number of authorized shares of common stock without par value from 3,600,000 shares to 9,000,000 shares.

     (b) Other than as indicated in paragraph 3(a), there is no discrepancy between the provisions of the Restated Certificate of Incorporation as supplemented and amended to date, and the provisions of this Certificate Amending the Restated Certificate of Incorporation.

4. The above resolution was adopted by the board of directors on August 12, 1981 and by shareholders on September 10, 1981.

5. The holders of shares of common stock outstanding on August 12, 1981 were entitled to vote upon the above resolution since there is no other class of stock currently outstanding:

Designation of Class,
Number of Shares Outstanding    Vote Required                Vote Favoring
and Entitled to Vote            For Adoption                 Adoption
----------------------------    -------------                -------------

2,750,275 Shares of
   Common Stock                 1,833,517                    2,338,985


               Dated at Norwalk, Connecticut this 11th day of September, 1981.

               We hereby declare, under the penalties of false statement that the statements made in the foregoing certificate are true.


                                              /s/ Bernard Luskin
                                              ----------------------------------
                                              Bernard Luskin, President

                                              /s/ Gordon R. Erickson
                                              ----------------------------------
                                              Gordon R. Erickson, Secretary

                        CERTIFICATE AMENDING THE RESTATED
                          CERTIFICATE OF INCORPORATION
                                  BY ACTION OF
                       BOARD OF DIRECTORS AND SHAREHOLDERS
                               (Stock Corporation)

     1.  The name of the corporation is Bolt Technology Corporation.

     2. The Restated Certificate of Incorporation is amended by the following resolution of directors and shareholders.

         RESOLVED, that the Restated Certificate of Incorporation of the corporation be, and it hereby is, amended by adding paragraph 8 to read in its entirety as follows:

         8. a. The affirmative vote or consent of the holders of ninety-five percent (95%) of all shares of stock of the corporation unconditionally entitled to vote in elections of directors, considered for the purposes of this paragraph 8 as one class, shall be required for the adoption or authorization of a business combination (as hereinafter defined) with any other entity (as hereinafter defined) if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto, such other entity is the beneficial owner, directly or indirectly, of more than thirty per cent (30%) of the outstanding shares of stock of the corporation unconditionally entitled to vote in elections of directors considered for the purposes of this paragraph 8 as one class; PROVIDED that such ninety-five percent (95%) voting requirement shall not be applicable if:

         (i) The cash, or fair market value of other consideration, to be received per share by common stockholders of the corporation in such business combination bears the same or a greater percentage relationship to the market price of the corporation's common stock immediately prior to the public announcement of such business combination as the highest per share price (including brokerage commissions and/or soliciting dealers' fees) which such other entity has theretofore paid for any of the shares of the corporation's common stock already owned by it bears to the market price of the common stock of the corporation immediately prior to the commencement of acquisition of the corporation's common stock by such other entity;

         (ii) The cash, or fair market value of other consideration, to be received per share by common stockholders of the corporation in such business combination (a) is not less than the highest per share price (including brokerage commissions and/or soliciting dealers' fees) paid by such other entity in acquiring any of its holdings of the corporation's common stock, and (b) is not less than the earnings per share of common stock of the corporation for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination, multiplied by the then price/earnings multiple (if any) of such other entity as customarily computed and reported in the financial community;

         (iii) After such other entity has acquired a thirty per cent (30%) interest and prior to the consummation of such business combination:
         (a) such other entity shall have taken steps to ensure that the corporation's Board of Directors included at all times representation by continuing director(s) (as hereinafter defined) proportionate to the stockholdings of the corporation's common stockholders not affiliated with such other entity (with a continuing director to occupy any resulting fractional board position); (b) there shall have been no reduction in the rate of dividends payable on the corporation's common stock, if the corporation shall have established a policy of paying periodic dividends, except as may have been approved by a unanimous vote of the directors; (c) such other entity shall not have acquired any newly issued shares of stock, directly or indirectly, from the corporation (except upon conversion of convertible securities acquired by it prior to obtaining a thirty per cent (30%) interest or as a result of a pro rata stock dividend or stock split); and (d) such other entity shall not have acquired any additional shares of the corporation's outstanding common stock or securities convertible into common stock except as a part of the transaction which results in such other entity acquiring its thirty per cent (30%) interest;

         (iv) Prior to the consummation of such business combination, such other entity shall not have (a) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the corporation, or (b) made any major change in the corporation's business or equity capital structure without the unanimous approval of the directors; and

         (v) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to public stockholders of the corporation for the purpose of soliciting stockholder approval of such business combination and shall contain at the front thereof, in a prominent place, any recommendation as to the advisability (or inadvisability) of the business combination which the continuing directors, or any of them, may choose to make and, if deemed advisable by a majority of the continuing directors, an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such business combination, from the point of view of the remaining public stockholders of the corporation (such investment banking firm to be selected by a majority of the continuing directors and to be paid a reasonable fee for their services by the corporation upon receipt of such opinion).

         The provisions of this paragraph 8 shall also apply to a business combination with any other entity which at any time has been the beneficial owner, directly or indirectly, of more than thirty per cent (30%) of the outstanding shares of stock of the corporation unconditionally entitled to vote in elections of directors considered for the purposes of this paragraph 8 as one class, notwithstanding the fact that such other entity has reduced its shareholdings below thirty per cent (30%) if, as of the record date for the determination of stockholders entitled to notice of and to vote on or consent to the business combination, such other entity is an "affiliate" of the corporation (as hereinafter defined).

         b. As used in this paragraph 8, (i) the term "other entity" shall include any corporation, person or other entity and any other entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of stock of the corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on April 1, 1978, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the corporation's stock within the meaning of the Securities Act of 1933; (ii) an other entity (as defined above) shall be deemed to be the beneficial owner of any shares of stock of the corporation which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; (iii) the outstanding shares of any class of stock of the corporation shall include shares deemed owned through application of clause (ii) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise; (iv) the term "business combination" shall include any merger or consolidation of the corporation with or into any other corporation, or the sale or lease of all or any substantial part of the assets of the corporation to, or any sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any asset, (except assets having an aggregate fair market value of less than $5 million) of any other entity; (v) the term "continuing director" shall mean a person who was a member of the Board of Directors of the corporation elected by the public stockholders prior to the time that such other entity acquired in excess of ten per cent (10%) of the stock of the corporation unconditionally entitled to vote in the election of directors, or a person recommended to succeed a continuing director by a majority of the remaining continuing directors; and (vi) for the purposes of paragraphs
         (i) and (ii) of Section a of this paragraph 8 the term "other consideration to be received" shall include common stock of the corporation retained by its existing public stockholders in the event of a business combination with such other entity in which the corporation is the surviving corporation.

         c. A majority of the continuing directors shall have the power and duty to determine for the purposes of this paragraph 8, on the basis of information known to them, whether (i) such other entity beneficially owns more than thirty per cent (30%) of the outstanding shares of stock of the corporation unconditionally entitled to vote in election of directors, (ii) any entity is an "affiliate" or "associate" (as defined above) of an other entity, (iii) an other entity has an agreement, arrangement or understanding with another, or (iv) the assets being acquired by the corporation, or any subsidiary thereof, have an aggregate fair market value of less than $5,000,000.

         d. No amendment to the Certificate of Incorporation of the corporation shall amend, alter, change or repeal any of the provisions of this paragraph 8, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of ninety-five per cent (95%) of all shares of stock of the corporation unconditionally entitled to vote in election of directors, considered for the purposes of this paragraph 8 as one class; provided that this paragraph d shall not apply to, and such ninety-five per cent (95%) vote or consent shall not be required for, any amendment, alteration, change or repeal unanimously recommended to the stockholders by the Board of Directors of the corporation if all of such directors are persons who would be eligible to serve as "continuing directors" within the meaning of Section b of this paragraph 8.

         e. Nothing contained in this paragraph 8 shall be construed to relieve any other entity from any fiduciary obligation imposed by law.

         3. (a) The above resolution changes the provisions of the Restated Certificate of Incorporation by increasing the voting requirement to ninety-five percent (95%) of all shares entitled to vote to effect certain business combinations subject to certain exceptions.

            (b) Other than as indicated in paragraph 3(a), there is no discrepancy between the provisions of the Restated Certificate of Incorporation as supplemented and amended to date, and the provisions of this Certificate Amending the Restated Certificate of Incorporation.

         4. The above resolution was adopted by the board of directors on September 7, 1983 and by shareholders on October 25, 1983.

         5. The corporation has at least one hundred recordholders.

         6. The holders of shares of common stock outstanding on September 9, 1983 were entitled to vote upon the above resolution since there was no other class of stock then outstanding:

Designation of Class,
Number of Shares Outstanding                Vote Required          Vote Favoring
and Entitled to Vote                        For Adoption           Adoption
---------------------------------           ------------           -------------

4,459,455 Shares of                         2,229,728              2,337,133
   Common Stock

         Dated at Norwalk, Connecticut this 7th day of August, 1996.

         We hereby declare, under penalties of false statement that the statements made in the foregoing certificate are true.

                                                /s/ Raymond M. Soto
                                                --------------------------------
                                                Raymond M. Soto, President

                                                /s/ Alan Levy
                                                --------------------------------
                                                Alan Levy, Secretary

                        CERTIFICATE AMENDING THE RESTATED
                          CERTIFICATE OF INCORPORATION
                                  BY ACTION OF
                       BOARD OF DIRECTORS AND SHAREHOLDERS
                               (Stock Corporation)

         1.       The name of the corporation is Bolt Technology Corporation.

         2. The Restated Certificate of Incorporation is amended by the following resolution of directors and shareholders.

                  RESOLVED, that the Restated Certificate of Incorporation of the corporation be, and it hereby is, amended by adding paragraph 9 to read in its entirety as follows:

                  9. A director of the corporation shall under no circumstances have any personal liability to the corporation or its shareholders for monetary damages for breach of duty as a director for an amount in excess of the compensation received by the director for serving the corporation during the year of the violation except for those specific breaches as to which
                  Section 33-290 of the Connecticut General Statutes prohibits limiting such personal liability. This provision shall not be effective prior to its adoption by the directors and shareholders of the corporation.

         3. (a) The above resolution changes the provisions of the Restated Certificate of Incorporation by limiting a director's personal liability for monetary damages for breach of duty to an amount that does not exceed the compensation received by the director for serving the corporation during the year of the violation, subject to certain statutory exceptions.

                  (b) Other than as indicated in paragraph 3(a), there is no discrepancy between the provisions of the Restated Certificate of Incorporation as supplemented and amended to date, and the provisions of this Certificate Amending the Restated Certificate of Incorporation.

         4. The above resolution was adopted by the board of directors on October 18, 1989 and by shareholders on November 21, 1989.

         5.       The corporation has at least one hundred recordholders.

         6.       The holders of shares of common stock outstanding on

October 13, 1989 were entitled to vote upon the above resolution since there was no other class of stock then outstanding:

Designation of Class,
Number of Shares Outstanding           Vote Required           Vote Favoring
and Entitled to Vote                   For Adoption            Adoption
----------------------------------     -------------           --------------

4,695,310 Shares of                    2,347,656               3,504,228
   Common Stock

         Dated at Norwalk, Connecticut this 9th day of August, 1996.

         We hereby declare, under penalties of false statement that the statements made in the foregoing certificate are true.

                                                 /s/ Raymond M. Soto
                                                 -------------------------------
                                                 Raymond M. Soto, President

                                                 /s/ Alan Levy
                                                 -------------------------------
                                                 Alan Levy, Secretary

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           BOLT TECHNOLOGY CORPORATION
                        (A Connecticut Stock Corporation)


1.       The name of the corporation is Bolt Technology Corporation (the
         "Corporation").

2. The Restated Certificate of Incorporation of the Corporation, as amended, is hereby further amended to add a new Article 10 to read in its entirety as follows (the "Amendment"):

                           10. The Board of Directors, as constituted from time
                  to time in accordance with the By-Laws of the Corporation, shall be and is divided into three groups with each group containing approximately the same percentage of the total and with the term of office of one group expiring each year at the annual meeting of shareholders. At each annual meeting of shareholders, directors shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. Each director shall hold office until the expiration of the term for which elected and until such director's respective successor is elected and qualified, subject to such director's earlier death, resignation, disqualification or removal. The Board of Directors shall designate the directors that will be included in each group from time to time, and in furtherance thereof, in the event of any change in the authorized number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such group or groups as shall, so far as possible, equalize the number of directors in each group.

3. The Amendment was approved by the Corporation's Board of Directors on September 20, 2001 and by its shareholders on November 20, 2001.

4. Vote Information: The Corporation has one authorized class of capital stock, designated as common stock, entitled to vote on the Amendment as a single voting group which is held by more than one hundred shareholders of record. The holders of record of shares of the common stock outstanding on October 10, 2001 were entitled to vote on the Amendment. The results of the vote by the shareholders so entitled to vote on the Amendment are as follows:

      (a)  No. of outstanding shares as of record date:            5,408,733
      (b)  No. of votes entitled to be cast by only voting group:  5,408,733
      (c)  No. of votes indisputably represented:                  4,959,238
      (d)  No. of votes cast for the Amendment:                    1,821,475
      (e)  No. of votes cast against the Amendment:                  650,482



  Dated November 30, 2001.

                                          /s/ Raymond M. Soto
                                          --------------------------------------
                                          Name:  Raymond M. Soto
                                          Title: President and
                                                 Chief Executive Officer

                                        2